PRICING SUPPLEMENT No. U6171

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-238458-02

Dated September 22, 2021

Credit Suisse AG $6,097,690 Trigger Callable Yield Notes

Linked to the performance of the Least Performing Underlying between the S&P 500® Index and the Nasdaq-100 Index® due on December 28, 2022

Investment Description

Trigger Callable Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the S&P 500® Index and the Nasdaq-100 Index® (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a monthly Coupon regardless of the Closing Level of any Underlying. Credit Suisse may, at its election, call the Notes prior to maturity on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of any Underlying. If the Notes are called by Credit Suisse at its election, Credit Suisse will pay you the principal amount of your Notes plus the Coupon otherwise due, and no further amounts will be owed to you under the Notes. The Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level is the “Least Performing Underlying.” If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Coupon otherwise due on the Maturity Date. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay the Coupon otherwise due on the Maturity Date but will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. In that case, you will lose a significant portion and possibly all of your principal amount. Investing in the Notes involves significant risks. You will lose a significant portion and possibly all of your principal amount if the Notes are not called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. You will be exposed to the market risk of each Underlying on the Final Valuation Date, and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse may call the Notes, at its election, on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), regardless of the Closing Level of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐    Income — Regardless of the Closing Level of any Underlying, Credit Suisse will pay you a monthly Coupon, unless the Notes have been previously called. In exchange for receiving the monthly Coupon on the Notes, you are accepting the risk of receiving a payment at maturity that is less than your principal amount.

☐    Issuer Callable — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) upon written notice to the trustee regardless of the Closing Level of any Underlying and Credit Suisse will pay you the principal amount of your Notes plus the Coupon otherwise due. If the Notes are called, no further payments will be made after Credit Suisse makes the applicable payment. If the Notes are not called by Credit Suisse at its election, investors may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

☐   Contingent Repayment of Principal Amount at Maturity — If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you the full principal amount at maturity plus the Coupon otherwise due on the Maturity Date. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay the Coupon otherwise due on the Maturity Date but will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

	Trade Date	September 22, 2021
	Settlement Date	September 27, 2021
	Coupon Payment Dates*	Monthly, commencing on October 26, 2021
	Final Valuation Date*	December 22, 2022
	Maturity Date*	December 28, 2022

*   Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING Underlying from ITS Initial Underlying Level to ITS Final Underlying Level. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 9 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A significant portion and possibly all OF YOUR PRINCIPAL AMOUNT. the Notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
Note Offering

These key terms relate to Notes linked to the performance of the Least Performing Underlying between the Underlyings set forth in the table below. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Tickers	Coupon Rate	Initial Underlying Levels	Downside Thresholds	CUSIP	ISIN
S&P 500® Index	SPX <Index>	7.37% per annum	4395.64	2637.38 (Approximately 60% of the Initial Underlying Level)	22551G242	US22551G2425
Nasdaq-100 Index®	NDX <Index>		15176.51	9105.91 (Approximately 60% of the Initial Underlying Level)

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.997 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the S&P 500® Index and the Nasdaq-100 Index®	$6,097,690	$10	$0	$0	$6,097,690	$10

(1) The agents for this offering are Credit Suisse Securities (USA) LLC (“CSSU”), an affiliate of ours, and UBS Financial Services Inc. (“UBS”). CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse           UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated June 18, 2020, the product supplement dated June 18, 2020, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011950/dp130454_424b2-eus.htm

♦	Product Supplement No. I–B dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000095010320011955/dp130588_424b2-ps1b.htm

♦	Prospectus Supplement and Prospectus dated June 18, 2020: https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦   You can tolerate a loss of all or a substantial portion of your principal amount and you are willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are willing to accept the individual market risk of each Underlying on the Final Valuation Date, and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying.

♦   You believe the Final Underlying Level of the Least Performing Underlying will be equal to or greater than its Downside Threshold.

♦   You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the Coupons.

♦   You are willing to invest in the Notes based on the Coupon Rate and Downside Thresholds specified on the cover hereof.

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦   You are willing to invest in notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your principal amount and you are not willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are unwilling to accept the individual market risk of each Underlying on the Final Valuation Date, and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying.

♦   You believe the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold.

♦   You seek an investment that participates in the full appreciation in the level of the Underlyings, and whose return is not limited to the Coupons.

♦   You are unwilling to invest in the Notes based on the Coupon Rate and Downside Thresholds specified on the cover hereof.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying on any Coupon Payment Date, (beginning after three months and excluding the Maturity Date) or are otherwise unable or unwilling to hold such notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 9 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	One year and three months, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Coupon Payment Dates to ensure that the term between each Coupon Payment Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The S&P 500® Index and the Nasdaq-100® Index
Coupon Rate	7.37% per annum, or $0.06141667 per month per Note. The Coupons will be paid in equal monthly installments on the Coupon Payment Dates, regardless of the Closing Level of any Underlying, unless the Notes are called earlier.
Coupon (per Note) S&P 500® Index and Nasdaq-100® Index
$0.06141667 per month
Issuer Call

The Notes may be called by Credit Suisse at its election on any Coupon Payment Date (beginning after three months and excluding the Maturity Date), regardless of the Closing Level of any Underlying on such Coupon Payment Date.

If the Notes are called, on the applicable Coupon Payment Date, Credit Suisse will pay you a cash payment per Note equal to your principal amount plus the Coupon otherwise due. No further amounts will be owed to you under the Notes. If Credit Suisse elects to call the Notes on a Coupon Payment Date, it will deliver written notice to The Depository Trust Company (“DTC”) at least two business days prior to that date (each such second business day, a “Call Notice Date”).

The Call Notice Dates are: December 22, 2021, January 24, 2022, February 22, 2022, March 22, 2022, April 22, 2022, May 23, 2022, June 22, 2022, July 22, 2022, August 22, 2022, September 22, 2022, October 24, 2022 and November 22, 2022. Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Key Terms
Payment at Maturity (per Note)

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the Coupon otherwise due on the Maturity Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, on the Maturity Date, Credit Suisse will pay the Coupon otherwise due on the Maturity Date but will pay you less than the principal amount, if anything, resulting in a loss on your principal amount that is proportionate to the decline in the Closing Level of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)

You will lose a significant portion or all of your principal amount if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	For each Underlying, the Closing Level of such Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the S&P 500® Index and thany trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Coupon Payment Dates

Coupons will be paid in equal monthly installments on the Coupon Payment Dates listed below, unless previously called. The Coupon Payment Dates are: October 26, 2021, November 24, 2021, December 24, 2021, January 26, 2022, February 24, 2022, March 24, 2022, April 26, 2022, May 25, 2022, June 24, 2022, July 26, 2022, August 24, 2022, September 26, 2022, October 26, 2022, November 25, 2022 and the Maturity Date.

Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Events of Default:

With respect to these Notes, the first bullet of the first sentence of “Description of Debt Securities—Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•     a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Coupon Rate is set, the Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying is determined.

Monthly (callable by Credit Suisse at its election beginning after three months and excluding the Maturity Date)

Regardless of the Closing Level of any Underlying, Credit Suisse will pay you a Coupon on the applicable Coupon Payment Date.

Credit Suisse may, at its election, call the Notes prior to maturity on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of any Underlying. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus the Coupon otherwise due.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the Coupon otherwise due on the Maturity Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay the Coupon otherwise due on the Maturity Date but will pay you less than the principal amount, if anything, resulting in a loss on your principal amount proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION AND POSSIBLY ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying on the Final Valuation Date. Any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other Underlying. The Notes are subject to an Issuer Call on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of any Underlying on such Coupon Payment Date. If the Notes are not called by Credit Suisse at its election, you will lose a significant portion and possibly all of your principal amount at maturity if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Key Risks

An investment in the offering of the Notes involves significant risks. This section describes material risks relating to an investment in the Notes. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

Risks Relating to the Notes Generally

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes will not pay more than the principal amount plus the Coupons otherwise due — The return potential on the Notes is limited to the Coupon Rate regardless of the potential appreciation of the Underlyings. Therefore, the Notes do not provide for a return greater than the principal amount, plus the Coupons otherwise due. Even if the Final Underlying Level of each Underlying is greater than its respective Initial Underlying Level, you will not participate in the appreciation of any Underlying despite the potential for full downside exposure to the Least Performing Underlying at maturity. Therefore, the maximum amount payable with respect to the Notes (excluding Coupons) is $10 for each $10 principal amount of the Notes. This payment will not be increased to include reimbursement for any hedging and other transaction costs, even upon Issuer Call. The amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlyings.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Coupons over the full term of the Notes — Credit Suisse may, at its election, call the Notes on any Coupon Payment Date (beginning after three months and excluding the Maturity Date) regardless of the Closing Level of any Underlying, and Credit Suisse will pay you a cash payment equal to the principal amount of the Notes you hold plus the Coupon otherwise due, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the third Coupon Payment Date, so the holding period over which you may receive the per annum Coupon Rate could be as short as approximately three months.

♦	Our decision to redeem the Notes may depend on the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity — It is more likely that Credit Suisse will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity is less than the Coupon Rate. The greater likelihood of Credit Suisse calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar level of risk that yield as much interest as the Notes. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than its Downside Threshold on the Valuation Date, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Downside Thresholds) than for similar notes linked to the performance of an underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Coupon Rate may indicate an increased risk of loss. Further, relatively lower Downside Thresholds may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. The volatilities of the Underlyings can change significantly over the term of the Notes. The levels of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of you sustaining a significant loss on your principal amount — The risk that you will lose some or all of your principal amount at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will suffer a significant loss on your principal amount.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Coupon Rate than would be payable on notes that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Risks Relating to the Underlyings

♦	Foreign company risk— Some of the assets included in the Nasdaq-100 Index® are issued by foreign companies. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of some of the equity securities included in the Nasdaq-100 Index®, and therefore the performance of the Nasdaq-100 Index® and the value of the Notes.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a “total return” feature.

♦	Government regulatory action, including legislative acts and executive orders, could result in material changes to the Underlyings and could negatively affect your return on the Notes — Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the Notes.

Risks Relating to the Issuer

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

Risks Relating to Conflicts of Interest

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlyings. We, any dealer or any of our or their respective affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value and whether to call the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities included in the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring securities such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your Notes could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the Notes and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Issuer Call or, if the Notes are not called by Credit Suisse at its election, the Final Underlying Level of the Least Performing Underlying being equal to or greater than its Downside Threshold. Because the Downside Thresholds are observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Coupons and payments upon Issuer Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement under “Key Terms” above. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Investment term:	One year and three months (unless earlier called)
Coupon Rate:	6.25% per annum (or 0.520833% per month)
Coupon:	$0.0520833 per month
Coupon Payment Dates:	Monthly
Initial Underlying Level:
Underlying A:	4400
Underlying B:	15000
Downside Threshold:
Underlying A:	2640 (60% of the Initial Underlying Level)
Underlying B:	9000 (60% of the Initial Underlying Level)

Example 1 — Notes are called on the Third Coupon Payment Date

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Second Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Third Coupon Payment Date	N/A	$10.0520833 ($10 + $0.0520833) – Notes are called; Issuer pays principal plus Coupon of $0.0520833 on Coupon Payment Date following third Observation Date. Total: $10.1562499 (1.562499% return)

Because the Notes are called on the third Coupon Payment Date (which is approximately three months after the Trade Date and is the first Coupon Payment Date on which the Notes are callable), Credit Suisse will pay you on such Coupon Payment Date a total of $10.0520833 per Note, reflecting your principal amount plus the Coupon otherwise due. When added to the total Coupons of $0.1041666 received on the prior Coupon Payment Dates, you will have received a total of $10.1562499 per $10 principal amount for a 1.562499% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — Notes are NOT called and the Final Underlying Level of each Underlying is at or above its respective Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Second Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Third through Fourteenth Coupon Payment Dates	N/A	Notes NOT called; Coupon of $0.0520833 for each Coupon Payment Date
Final Valuation Date	Underlying A: 3000 (at or above Downside Threshold) Underlying B: 9500 (at or above Downside Threshold)	$10.0520833 ($10 + $0.0520833) – Notes NOT called; Final Underlying Level of each Underlying above its respective Downside Threshold on the Final Valuation Date
Total: $10.7812495 (7.812495% return)

Because the Notes are not called at the election of Credit Suisse and the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold, at maturity, Credit Suisse will pay you a total of $10.0520833 per Note, reflecting your principal amount plus the Coupon otherwise due. When added to the total Coupons of $0.7291662 received prior to maturity, Credit Suisse will have paid you a total of $10.7812495 per Note, for a 7.812495% total return on the Notes.

Example 3— Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold

Date	Final Underlying Level	Payment (per Note)
First Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Second Coupon Payment Date	N/A	Notes NOT callable; Coupon of $0.0520833
Third through Fourteenth Coupon Payment Dates	N/A	Notes NOT called; Coupon of $0.0520833 for each Coupon Payment Date
Final Valuation Date	Underlying A: 1760 (below Downside Threshold) Underlying B: 9000 (at or above Downside Threshold)	$4.0520833 ($4 + $0.0520833) – Notes NOT called; Final Underlying Level of Least Performing Underlying below its Downside Threshold on the Final Valuation Date
	Total Payment (per $10 Note)	Total: $4.7812495 (-52.187505% return)

In this example, Credit Suisse does not elect to call the Notes and the Notes remain outstanding until maturity. Because the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, at maturity, Credit Suisse will pay you $4.0520833 per $10 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying A – Initial Underlying Level of Underlying A

Initial Underlying Level of Underlying A

= −0.60

The Payment at Maturity = $10 + ($10 × Underlying Return of the Least Performing Underlying) + Coupon at maturity

= $10 + ($10 × –0.60) + 0.0520833 = $4.0520833

In addition, you will receive Coupons of $0.0520833 on each Coupon Payment Date prior to the Maturity Date. When added to the Payment at Maturity, you will have received a total of $4.7812495 per $10 principal amount, a -52.187505% total return on the Notes.

Hypothetical Payment at Maturity excluding Coupons

The table below assumes the Notes are not called by Credit Suisse at its election prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Coupons. If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus the Coupon otherwise due on the Maturity Date. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Coupons)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	0%	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−40%	−40%	$10
−41%	−41%	$5.90
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the Closing Level of each Underlying from January 4, 2016 through September 22, 2021. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the Underlyings, see “The Reference Indices—The S&P Dow Jones Indices—The S&P U.S. Indices—The S&P 500® Index” and “The Reference Indices—The Nasdaq-100 Index®” in the accompanying underlying supplement.

Historical Information

The Closing Level of the S&P 500® Index on September 22, 2021 was 4395.64. The solid red line on the graph represents its Downside Threshold.

Historical Performance of the S&P 500® Index

The Closing Level of the Nasdaq-100® Index on September 22, 2021 was 15176.51. The solid red line on the graph represents its Downside Threshold.

Historical Performance of the Nasdaq-100® Index

Correlation of the Underlyings

The following graph sets forth the historical performances of the S&P 500® Index and the Nasdaq-100® Index from January 4, 2016 through September 22, 2021, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 4, 2016 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 4, 2016 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your principal amount.

Historical Performance of the S&P 500® Index and the Nasdaq-100® Index

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of you sustaining a significant loss on your principal amount” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Coupon Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Coupon Rate than would be payable on notes that have a higher degree of correlation.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the Underlying, secured by a cash deposit equal to the stated principal amount of the Note (the “Deposit”). However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Under this treatment:

•	a portion of each coupon paid with respect to the Notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

For the coupon rate of 7.37% per annum, we will treat 0.31% per annum as interest on the Deposit and 7.06% per annum as Put Premium.

Assuming the treatment of a Note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the Notes.

Under this treatment, upon the redemption of the Notes at maturity you should recognize short-term capital gain or loss equal to (i) the aggregate Put Premium previously received (including the Put Premium received at maturity) minus (ii) the difference, if any, between the Deposit and the redemption amount you receive (excluding the final coupon you receive). If you dispose of the Notes prior to their maturity, you should recognize gain or loss with respect to the Put Option and the Deposit by allocating the amounts you receive on the disposition based on the fair market values of the Put Option and the Deposit at that time.  In the case of the Put Option, the aggregate amount of Put Premium previously received should be added to the amount received upon the disposition for purposes of calculating your gain or loss with respect to the Put Option.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. For example, the entire coupon could be treated as ordinary income at the time received or accrued. Alternatively, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussion below and in the accompanying product supplement under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA,” in general, we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements to establish the Non-U.S. Holder’s status as a non-United States person. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the

Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

The agents for this offering are CSSU and UBS. CSSU expects to sell all of the Notes that it purchases from us to UBS at a price of $10 per $10 principal amount of Notes, for sale to certain fee-based advisory accounts for which UBS is an investment advisor at the price to public of $10 per $10 principal amount of Notes. CSSU and UBS will not receive a sales commission with respect to the Notes. Investors that purchase and hold the Notes in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and (iii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated August 4, 2021 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 4, 2021. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated August 4, 2021, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on August 4, 2021. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.